EXHIBIT 10.1
SEPARATION AGREEMENT, WAIVER AND RELEASE
This Separation Agreement, Waiver and Release (the “Agreement”) is a contract by and between Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1999 K Street, N.W., 4th Floor, Washington, D.C. 20006 (hereinafter, “Farmer Mac” or “Company”), and Michael A. Gerber, an individual residing at 13304 Beall Creek Court, Potomac, Maryland 20854 (hereinafter, “Executive”).
In consideration of the foregoing and the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Farmer Mac and Executive (collectively, the “Parties”), intending to be legally bound hereby, agree as follows:

I.	TERMINATION FROM EMPLOYMENT AND PAYMENT OF WAGES THROUGH THE TERMINATION DATE.
A.Termination of Employment. Executive’s employment with Farmer Mac is terminated effective on October 3, 2012 (the “Termination Date”) and, to the extent he serves on any boards of directors and/or serves as an officer of any of Farmer Mac’s subsidiaries, affiliates or related entities, Executive has resigned from any such boards and offices. Executive acknowledges and agrees that his employment and service on those boards of directors and/or as an officer of those entities ended as of the Termination Date.
B.Termination of Employment Agreement.
1.Executive and Farmer Mac agree that the Executive’s Amended and Restated Employment Agreement with Farmer Mac, dated as of April 1, 2011 (the “Employment Agreement”), is terminated as of the Termination Date and is null and void and of no effect, except for the provisions of Sections 11, 12, 13, 14 and 15 of the Employment Agreement, which shall survive termination of the Employment Agreement, are incorporated herein by reference and shall remain in full force and effect.
2.Executive represents that with the termination of the Employment Agreement he has no other present or future contract or agreement of employment with Farmer Mac, whether written or oral, express or implied. Subsequent to the Termination Date, Farmer Mac and Executive shall have only those rights and obligations as set forth in this Agreement.
3.This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against Farmer Mac and the other Releasees (as defined below) including, without limitation, those arising out of their employment relationship, the termination of Executive’s employment, the termination of the Employment Agreement, or relating to any other matter.
C.No Other Consideration Due. Executive acknowledges and agrees that he has been paid all wages and accrued benefits due through the date of execution of this Agreement. Executive and Farmer Mac agree that Farmer Mac owes no other wages, back pay, severance pay, equity or option grants, commissions, insurance, vacation pay, sick leave, other leave, bonuses, benefits, expense reimbursements, or other compensation to Executive as of the date of execution of this Agreement or thereafter, except as specifically and expressly set forth below.

II.	CONSIDERATION FROM FARMER MAC.
A.    Severance Pay.
In consideration of Executive promises, covenants, agreements and the Release (as defined below) and Covenant Not to Sue (as defined below) contained in this Agreement, Farmer Mac agrees to undertake the following as set forth below.
1.Farmer Mac will pay Executive severance pay in the aggregate amount of Two Million, Seven Hundred and Fifty-Five Thousand Dollars ($2,755,000.00), less applicable taxes and withholdings (the “Severance Pay”), which is approximately equivalent to the sum of two (2) times his Base Salary (as defined in the Employment Agreement and subsequently increased by the Board) plus two (2) times his Base Salary multiplied by the Incentive Salary Target (as defined in the Employment Agreement), plus (c) accrued and unpaid Incentive Salary (as defined in the Employment Agreement) for 2012.
2.The Severance Pay will be paid to Executive in a lump sum payment on the first regular payroll date that is at least fifteen (15) days following Farmer Mac’s timely receipt of the signed original of this Agreement executed by Executive, but no later than sixty (60) days following the Termination Date in compliance with Section 409A of the Internal Revenue Code, provided that Executive has executed the Agreement and the Revocation Period (as defined in Section V.D.2 below) has expired.
3.Executive agrees that Farmer Mac’s failure to make timely payment of any amount due pursuant to this Section II.A shall not constitute a default or breach unless and until Farmer Mac has failed to tender payment within ten (10) business days after receiving written notice from Executive that he has not received timely payment.
4.Executive and Farmer Mac acknowledge and agree that these agreements, terms and amounts have been negotiated and agreed upon voluntarily by both Parties. The Parties also acknowledge and agree that these agreements, terms and amounts exceed any and all actions, pay, and benefits that Farmer Mac might otherwise have owed to Executive by contract or law and that they constitute good, valuable, and sufficient consideration for Executive’s release and agreements herein.

B.    Termination of Benefits. Executive’s eligibility to participate in Farmer Mac’s benefit programs (such as medical, dental, vision, life insurance, disability insurance, health savings accounts, or other insurance, and any other health and welfare or retirement benefit plan provided to employee of Farmer Mac) (“Benefit Programs”) will terminate, or has terminated, in accordance with the terms and conditions of the applicable plan documents for such Benefit Programs.
C.    Disclosure of Agreement in Public Filings. To the extent that Farmer Mac determines that it is necessary or appropriate, as determined in its sole discretion, to disclose or describe this Agreement or any terms thereof in any filings with the Securities and Exchange Commission or the Farm Credit Administration, including, without limitation, any call report, proxy statement filings on Schedule 14A, current reports on Form 8-K, quarterly reports on Form 10-Q or annual reports on Form 10-K, or any amendments to any of the foregoing, Executive acknowledges that, notwithstanding anything contained herein to the contrary, Farmer Mac shall be permitted to make any such disclosures or descriptions, and Farmer Mac shall redact and omit, in any such disclosure or description of this Agreement, any contact information included herein with respect to Executive (e.g., home address).

III.	EXECUTIVE’S AGREEMENTS.
A.    Release of All Claims and Covenant Not to Sue.
1.The term “Releasee” or “Releasees” shall be construed as broadly as possible and includes: Farmer Mac and each of Farmer Mac’s former or current agents, shareholders, directors, officers, members, managers, employees, legal representatives, attorneys, divisions, subsidiaries, parent companies, assigns, joint ventures, successors and affiliates (and former or current agents, shareholders, directors, officers, members, managers, employees, legal representatives and attorneys of such divisions, subsidiaries, parent companies, assigns, joint ventures, successors and affiliates), and all other persons acting by, through, under or in concert with any of them.
2.In consideration of the payments made to him by Farmer Mac and the promises contained in this Agreement, Executive, on behalf of himself and his agents and successors in interest, hereby fully and unconditionally releases and discharges Farmer Mac and the other Releasees from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION, as well as all contractual obligations (including, without limitation, all obligations in the Employment Agreement) not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against Farmer Mac or any other Releasee for any reason based upon any facts, acts, omissions or agreements that have occurred or exist, regardless of whether Executive is aware of them, as of the date of execution of this Agreement (the “Release”).
3.Except to the extent that applicable law requires that Executive be allowed to file a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) or other charge, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim based upon any facts, acts, omissions or agreements that have occurred or exist, regardless of whether Executive is aware of them as of the time he executes this Agreement against any of the Releasees (the “Covenant Not To Sue”).
4.The Release and the Covenant Not To Sue shall be construed as broadly as possible and include, but are not limited to, all wrongful discharge or employment claims; all tort claims; all claims arising under federal, state or local laws prohibiting employment discrimination; all claims arising under severance plans and contracts (including, without limitation, the Employment Agreement); all claims based on any federal, state, District of Columbia, or local whistleblower laws or statutes; any claims based on any Farmer Mac policies, including severance policies; any public or private shareholder or director claims; and all claims to attorneys’ fees or costs.
5.Executive specifically acknowledges and agrees that he is releasing any and all rights under all federal, state and local employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state, District of Columbia, and federal code sections and legal principles and the state and federal worker’s compensation laws.
6.Executive further agrees that if anyone (including, but not limited to, Executive, the EEOC or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation.
7.Executive warrants that he has no claim, allegation, complaint or charge of any kind pending in any forum against Farmer Mac or any of the other Releasees as of the date of execution of this Agreement.
B.    Non-Assignment of Claims. Executive has not assigned or transferred any claim against Farmer Mac or any Releasee or any part or portion thereof (“Assigned Claim”). Executive shall defend and indemnify the Releasees and hold the Releasees harmless from and against any Assigned Claim (including attorneys’ fees and costs).
C.    Representations. Executive represents and warrants that Executive was permitted by Farmer Mac to take all leave to which Executive was entitled, Executive has been properly paid for all time worked while employed by Farmer Mac and Executive has received all benefits to which Executive was or is entitled.
D.    Confidentiality of Agreement. Executive shall keep the fact and the terms and conditions of this Agreement strictly confidential and shall not disclose or publish, verbally, in writing or otherwise, to any person or entity, other than Executive’s spouse, legal or tax advisors, or as may be required by law, any of the details leading up to the making of this Agreement, the terms and conditions or sums being paid in connection with this Agreement, or whether the terms of the Agreement are satisfactory in his opinion. Additionally, Executive agrees not to disclose or publish, verbally, in writing or otherwise, to any person or entity, except his spouse and as required by law, any information relating to his separation from employment with Farmer Mac other than to state that he is no longer employed with Farmer Mac or that his employment was terminated. Executive shall obtain the agreement of his spouse, or any legal or tax advisor to be bound by this confidentiality provision prior to disclosing any of the details leading up to the making of this Agreement, the terms and conditions or sums being paid in connection with this Agreement, or whether the terms of the Agreement are satisfactory in his opinion, or any other information relating to his separation from employment with Farmer Mac.
E.    Return of Company Property.
1.Executive has returned all Company documents and information (including all Confidential Information (as defined in the Employment Agreement) and any other information stored on computer hard drives, cell phones, PDAs, iPads, laptops, floppy disks or other format owned by Executive or Executive’s spouse) without retaining or providing to others copies, summaries, excerpts, portions or representations in any form, and any keys, access cards, credit cards, parking passes, badges, PDAs, cell phones, telephone equipment, computers, iPads, laptops, software, equipment and other property belonging to Farmer Mac or any of its affiliates or related entities.
2.Executive shall certify under oath that Executive has returned to Farmer Mac (without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof) all passwords, versions of source codes and other Company intellectual property in Executive’s possession, and that Executive has destroyed and not retained or provided to others any source codes or other intellectual property of Farmer Mac of any of its affiliates or related entities on any home computers, computer hard drives, cell phones, PDAs, iPads, laptops, floppy disks or other format owned by Executive or Executive’s spouse.

F.    Agreement Not to Seek Re-Employment or Membership on the Board of Directors. Executive shall not seek or accept re-employment with Farmer Mac or any Company affiliate or successor, as an employee or independent contractor. Executive agrees that, if Executive seeks re-employment with Farmer Mac or any Company affiliate or successor, Executive’s application may be rejected without liability and Executive hereby waives any and all claims relating to such rejection. Executive shall not seek or accept membership on the Board of Directors of Farmer Mac or any Company affiliate or successor. Executive agrees that, if Executive seeks membership on the Board of Directors of Farmer Mac or any Company affiliate or successor, Executive’s application may be rejected without liability and Executive hereby waives any and all claims relating to such rejection.
G.    Non-Disparagement and Statements.
1.Executive shall not, directly or indirectly, criticize, denigrate or otherwise disparage (whether in public or private) Farmer Mac, any other Releasee or any of their respective products, services, officers, directors, or employees, whether past or current.
2.Executive shall make no public statements, written or oral, about Farmer Mac or any other Releasee, without the prior written approval of the Chairman of the Board of Farmer Mac. For purposes of this provision, the term “public statements” shall include but not be limited to any statements made to any of Farmer Mac’s past, current or prospective customers, vendors, potential purchasers, employees, or representatives of any of those entities.
3.If Executive is asked about the terms of this Agreement, Executive may state only that Executive and Farmer Mac have separated the employment relationship on an amicable basis.
H.    Future Communications with Farmer Mac. Executive shall direct all inquiries, demands, requests for information or other communications regarding this Agreement only to Farmer Mac’s Chairman of the Board or General Counsel. Executive shall not contact any other employee of Farmer Mac other than those listed above with regard to the contents hereof or any other request for information or cooperation.
I.    Prohibition Against Accessing Company Networks. Executive agrees not to access or attempt to access, directly or indirectly, including through use of automated means, employees or third parties, Farmer Mac’s email network, web servers, systems, FTP addresses, or information or data resident on such systems; nor will Executive make use of any unauthorized passwords or user names or otherwise attempt to destroy such data or impair or corrupt the performance of such systems.
J.    Cooperation with Litigation or Other Legal Matters. Executive acknowledges that Executive may have factual information or knowledge that may be useful to Farmer Mac in connection with current or future legal, investigative, regulatory or administrative proceedings. Executive will fully cooperate with Farmer Mac in the investigation, defense or prosecution of any such investigations, proceedings and claims. Executive’s cooperation shall include providing any potentially relevant evidence in his possession or under his control and being reasonably available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness. Farmer Mac will not be required or expected to compensate Executive for his time in providing the aforementioned cooperation or testifying as a fact witness, but may reimburse Executive for reasonable expenses associated with travel, meals, lodging or other out of pocket expenses. In all investigative, litigation or legal matters, Executive shall testify truthfully.
K.    No Assistance. Executive agrees that he will not voluntarily provide assistance, information, or advice of any kind, directly or indirectly (including through agents or attorneys), to any person or entity in connection with such person or entity’s assertion of any claim or cause of action of any kind, in court, arbitration or otherwise, against Farmer Mac, its parents, subsidiaries and affiliates, and each of their past, present and future officers, directors, employees, shareholders, contractors and attorneys, and he shall not suggest, induce or encourage any person or entity to do so. The foregoing restrictions shall not prohibit Executive from testifying truthfully under subpoena, complying with legal requirements or providing other assistance under compulsion of law.
L.    Injunctive and Other Relief. Executive agrees and acknowledges that any violation of any provision of this Section III shall constitute a material breach of this Agreement likely to cause irreparable harm to Farmer Mac. Therefore, Executive agrees that any such breach or threatened breach by Executive shall give Farmer Mac the right to specific performance through injunctive relief requiring Executive to comply with Executive’s obligations under this Agreement in addition to any other relief or damages allowed by law. In addition, if Farmer Mac has reason to seek injunctive or other legal relief to enforce any provision of this Section III., it may suspend any Severance Pay or other consideration otherwise payable to Executive at that time, and may seek recovery of any Severance Pay, or other consideration paid to Executive at that time. Any suspension of Severance Pay or other consideration to be paid, or any recovery of paid Severance Pay or other paid consideration, shall not void Executive’s release of claims under this Agreement, which shall remain in full force and effect.

IV.	DENIAL OF ANY LIABILITY.
Farmer Mac denies any liability to Executive. The Parties agree that this Agreement may not be used as evidence (other than as provided in the last sentence of this Section IV); does not constitute an adjudication or finding on the merits; and is not, and shall not be construed as, an admission by Farmer Mac of a breach of any contract or agreement; an admission by either Party of a violation of Farmer Mac’s policies and procedures; or an admission by either Party of a violation of any state or federal laws or regulations. After execution (including signatures by both Executive and Farmer Mac), this Agreement may be introduced in evidence to enforce its terms.

V.	OPPORTUNITY TO CONFER AND OBTAIN ADVICE FROM OTHERS, INCLUDING ATTORNEYS – OLDER WORKERS’ BENEFIT PROTECTION ACT NOTICES.
A.    Input from Both Parties. The terms of this Agreement have been negotiated with input from both Executive and Farmer Mac. The Agreement shall not be interpreted in favor of either the Executive or Farmer Mac.
B.    Opportunity to Confer. Farmer Mac has advised and hereby advises Executive to confer with an attorney of Executive’s own choosing before entering into this Agreement. Executive represents that Executive has had a full opportunity to confer with an attorney and, Executive has done so. Executive expressly acknowledges and agrees that he has read this Agreement carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself.

C.    Opportunity to Consider. Executive acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing (the “Consideration Period”), that he has not requested or been denied additional time to consider it, and that he is signing this Agreement voluntarily, with the full intent of releasing Farmer Mac from all claims. If Executive signs this Agreement prior to the expiration of the Consideration Period, Executive represents that Executive has determined it is in his best interests to reach an agreement prior to expiration of the Consideration Period, and has knowingly and voluntarily waived the remainder of the Consideration Period.
D.    Effective Date and Opportunity to Revoke.
1.This Agreement must be executed by Executive within thirty (30) days immediately following the Termination Date to be effective and shall become effective and enforceable at twelve o’clock (12:00) noon, Eastern Time, on the eighth (8th) day immediately following the date of execution of this Agreement (the “Effective Date”).
2.Executive may revoke this Agreement at any time prior to the eighth (8th) day after signing it (“Revocation Period”), by delivering a written revocation to Stephen P. Mullery, Senior Vice President and General Counsel at the notice address for Farmer Mac set forth in Section XIV below in such a manner that Mr. Mullery receives it within the Revocation Period. If this Agreement is revoked by Executive, it will be revoked in its entirety. This Agreement shall not be effective until the Revocation Period has passed without revocation and both Parties have signed the Agreement.
3.Executive agrees that, if he revokes the Agreement during the Revocation Period, he will return to Farmer Mac any and all payments already received pursuant to this Agreement. The Agreement may not be revoked after that time.
4.Executive agrees that if he ever attempts to rescind, revoke or annul this Agreement after the Revocation Period (other than with respect solely to making a claim under the ADEA) or if he attempts at any time to make, assert or prosecute any claim(s), other than claims pursuant to the ADEA, covered by the Release or the Covenant Not To Sue contained in Section III.A above, he will first return to Farmer Mac any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and, except with respect to claims under the ADEA, he will pay Farmer Mac’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.
E.    Waiver of Age Related Claims. By entering into this Agreement, Executive releases and relinquishes all rights and claims arising under the ADEA, as well as other federal, District of Columbia and state laws protecting employees from discrimination, arising up to and including the date of execution of this Agreement.
F.    No Waiver of Future Claims. By entering into this Agreement, Executive is not waiving any rights or claims that may arise after the date this Agreement is executed.

VI.	COMPLETE AGREEMENT.
This Agreement is an integrated document. It constitutes and contains the entire agreement and understanding between the Parties, and supersedes and replaces all prior negotiations and all agreements, written and oral, concerning the subject matters hereof. The Parties also agree that this document supersedes the Employment Agreement and all other agreements relating to the subject matter of this Agreement except that (i) the provisions of Sections 11, 12, 13, 14 and 15 of the Employment Agreement shall remain in full force and effect according to their terms and are incorporated herein by reference, (ii) any rights that Executive may have under the indemnification provisions contained in statutory charter, certificate of incorporation or by-laws of Farmer Mac or any of its subsidiaries or related entities are not superseded by this Agreement, (iii) any award agreements between Farmer Mac and Executive related to stock appreciation rights or restricted stock are not superseded by this Agreement, (iv) any Farmer Mac incentive compensation plans pursuant to which Executive has been granted stock appreciation rights are not superseded by this Agreement, and (v) any employee benefit plans sponsored by Farmer Mac are not superseded by this Agreement. In reaching this Agreement, no Party has relied upon any representation or promise except those set forth herein.

VII.	AMENDMENT.
The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.

VIII.	SEVERABILITY OF INVALID PROVISIONS/REFORMATION.
If any provision or covenant, or any part thereof, of this Agreement, except Executive’s Release and Covenant Not To Sue set forth in Section III.A of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which shall remain in full force and effect. If the Release or the Covenant Not to Sue is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to Farmer Mac.

IX.	CHOICE OF LAW AND ATTORNEYS’ FEES.
This Agreement has been negotiated within the District of Columbia and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the District of Columbia without regard to the principles of conflict of laws thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the District of Columbia. In any action brought in connection with this Agreement, the substantially prevailing party shall be awarded its or his reasonable legal fees (including but not limited to attorney, paralegal and expert fees) and costs, to the maximum extent permitted by law.

X.	ASSIGNMENT.
This Agreement may be assigned only by Farmer Mac. Any assignee of the Agreement shall have the same rights and duties of Farmer Mac under this Agreement.

XI.	NO WAIVER OF BREACH.
No waiver of any breach of any term or provision of this Agreement shall be binding unless in writing and signed by the party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.

XII.	KNOWING AND VOLUNTARY WAIVER.
Executive has carefully read and fully understands all of the provisions of this Agreement. Executive knowingly and voluntarily enters into this Agreement. Executive has had time to present this Agreement to an attorney for review, and Executive has done so.

XIII.	FURTHER ASSURANCES.
The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms of this Agreement.

XIV.	NOTICES.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section XIV):

If to Farmer Mac, to:	Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor,
Washington, D.C. 20006
Facsimile: (202) 872-7713
Attention: Stephen P. Mullery, Esq., Senior Vice President & General Counsel

with a copy (which will not
constitute notice to
Farmer Mac), to:            Alston & Bird LLP
The Atlantic Building
950 F Street, N.W.
Washington, DC 20004-1404
Facsimile: (202) 654-4879
Attention: Keith E. Gottfried, Esq.

If to Executive, to:            Michael A. Gerber
13304 Beall Creek Court
Potomac, Maryland 20854
Facsimile: (301) XXX-XXXX

with a copy (which will not
constitute notice to Executive),
to:                    _______________________
_______________________
_______________________                                    _______________________
Facsimile: _______________
Attention: _______________

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

XV.	INTERPRETATION.
Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “business days” shall mean any day, other than Saturday, Sunday or any day on which banking institutions located in the District of Columbia are authorized or required by law or other governmental action to close.

XVI.	HEADINGS NOT BINDING/COUNTERPARTS/ORIGINALS AND COPIES.
The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part of or terms of this Agreement. This Agreement may be executed in counterparts (including by facsimile or electronic transmission), all of which will be one and the same agreement. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. A photocopy or facsimile copy of this Agreement shall be as effective as an original.
EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT. EXECUTIVE REPRESENTS THAT EXECUTIVE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE CONSIDERATION EXECUTIVE RECEIVES IN EXCHANGE FOR EXECUTING AND NOT REVOKING THIS AGREEMENT IS GREATER THAN THAT TO WHICH EXECUTIVE WOULD BE ENTITLED IN THE ABSENCE OF THIS AGREEMENT.

EXECUTIVE REPRESENTS THAT EXECUTIVE IS NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.
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[SIGNATURE PAGE]

Executed this 18th day of October 2012.

/s/ Michael A. Gerber
Michael A. Gerber

Executed this 3rd day of October 2012.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Lowell L. Junkins
Lowell L. Junkins, for the Board of Directors